UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2019

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Sleeper Street

Boston, MA 02210

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	GID.ASX	Australia Securities Exchange

Item 1.01	Entry into a Material Definitive Agreement.

On May 8, 2019, GI Dynamics, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement by and between the Company, as borrower, and Crystal Amber Fund Limited, as purchaser (the “Purchaser”). Pursuant to the Note and Warrant Purchase Agreement, the Company issued and sold to the Purchaser a senior unsecured convertible promissory note in an aggregate principal amount of US$3 million to be funded in four tranches from May 10, 2019 through July 11, 2019 (the “Note”), and agreed to issue to the Purchaser a Warrant (the “Warrant”) to purchase CHESS Depositary Interests (“CDIs”) (with each CDI representing 1/50th of a share of the Company’s common stock, US$0.01 par value per share (the “Common Stock”)) or Common Stock as set forth in the Warrant, subject to the receipt of required shareholder approval. The Purchaser is the Company’s largest shareholder.

The Note accrues interest at a rate equal to 10% per annum, computed daily until the date upon which full funding of the Note is anticipated, whether or not funding occurs on such date (the “Full Funding Date”), and thereafter compounded annually, other than during the continuance of an event of default, when the Note accrues interest at a rate of 16% per annum. The entire outstanding principal balance and all unpaid accrued interest thereon is due on the fifth anniversary of the Full Funding Date. Subject to the receipt of required shareholder approval (for the purposes of, among others, Listing Rule 10.11 of the Australian Securities Exchange (the “ASX”)), the entire outstanding principal balance under the Note and all unpaid accrued interest thereon is convertible into CHESS Depositary Interests (“CDIs”), each representing 1/50th of a share of Common Stock, (i) at the option of the Purchaser at a conversion price equal to US$0.0127 per CDI, or (ii) automatically upon the occurrence of an equity financing in which the Company raises at least $10,000,000 (a “Qualified Financing”) at the price per CDI of the CDIs issued and sold in such financing. In the event that the Company issues additional CDIs to a shareholder other than Crystal Amber in a subsequent equity financing at a price per CDI that is less than the conversion price under the Note, the conversion price shall be reduced to the lowest such price per CDI. In addition, upon a change of control of the Company, the Purchaser may, at its option, demand that the Company prepay all accrued and unpaid interest plus 110% of the remaining outstanding unconverted principal balance. The Company may not prepay the Note without the consent of the Purchaser. If the shareholder approvals required to issue the Warrant or to issue any CDIs upon conversion of the Note are not obtained, the Company is obligated to prepay all accrued and unpaid interest plus 110% of the remaining outstanding unconverted principal balance on the earlier of the Full Funding Date or the date that is six months following the date of the stockholder meeting at which the requisite approvals were not obtained.

Pursuant to the terms of the Warrant and pending stockholder approval of the Warrant’s issuance, the Purchaser will be entitled to purchase up to 236,220,480 CDIs (or the corresponding number of shares of Common Stock) at an exercise price per CDI equal to US$0.0127, subject to adjustment as provided in the Warrant. The number of CDIs available for purchase under the Warrant will be proportional to the principal balance outstanding under the Note. In the event that the Company issues additional CDIs to a shareholder other than Crystal Amber in a subsequent equity financing at a price per CDI that is less than the exercise price under the Warrant, the exercise price shall be reduced to the lowest such price per CDI. The Warrant shall lapse on the fifth anniversary of the Full Funding Date.

The Note and Warrant Purchase Agreement contains customary events of default. If a default occurs and is not cured within the applicable cure period or is not waived, any outstanding obligations under the Note may be accelerated. The Note and Warrant Purchase Agreement and related Note and Warrant documents also contain additional representations and warranties, covenants and conditions, in each case customary for transactions of this type.

The foregoing description of the Note and Warrant Purchase Agreement, the Note and the Warrant does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Note and Warrant Purchase Agreement, the Note and the Warrant, each of which will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2019. A copy of the press release announcing the closing of this financing is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of GI Dynamics, Inc. dated May 9, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: May 13, 2019	/s/ Charles Carter
Charles Carter Chief Financial Officer